Exhibit 99.1
IMMEDIATE RELEASE
Ebix Increases Size of Share Repurchase Plan to $45 Million
Live Webcast of CEO & CFO Presentation at 8am EST on www.ebix.com/webcast
ATLANTA, GA — April 1, 2011 — Ebix, Inc. (NASDAQ: EBIX), a leading international supplier of On-Demand software and E-commerce services to the insurance industry, today announced that its Board of Directors has unanimously approved an increase in the size of the Company’s authorized share repurchase plan. Under the approved resolution, the aggregate amount of common stock the Company is authorized to repurchase was increased from $15.0 million to $45.0 million.
The Company also announced that it has purchased a total of 106,483 shares of its common stock over the last few days, under the previously authorized share repurchase plan of $15 million, by the Ebix Board. All share repurchases were done in accordance with Rule 10b-18 of the Securities Act of 1934 as to the timing, pricing, and volume of such transactions. The Company is using available cash resources and cash generated by its operating activities to fund such share repurchases.
The Company also confirmed that the Ebix CEO and Ebix CFO Presentations at the Investor Conference today will be webcast live at 8am EST. Investors can view the presentation and listen to the audio by going to the Ebix investor Home page.
Webcast: www.ebix.com/webcast
Time & Date: 1st April 2011 @ 8am EST
About Ebix
A leading international supplier of On-Demand software and E-commerce services to the insurance industry, Ebix, Inc., (NASDAQ:EBIX) provides end to end solutions ranging from infrastructure Exchanges, carrier systems, agency systems and BPO services to custom software development for all entities involved in the insurance industry.
With 30+ offices across Singapore, Australia, the US, New Zealand, India, China, Japan and Canada, Ebix powers multiple exchanges across the world in the field of life, annuity, health and property & casualty insurance, while conducting in excess of $100 billion in insurance premiums on its platforms. Through its various SaaS based software platforms, Ebix employs hundreds of insurance and technology professionals that provide products, support and consultancy to thousands of customers on six continents. Ebix’s focus on quality has enabled it to be awarded Level 5 status of the Carnegie Mellon Software Engineering Institute’s Capability Maturity Model (CMM). Ebix has also earned ISO 9001:2000 certification for both its development and BPO units in India. For more information, visit the Company’s website at www.ebix.com

CONTACT:
Neil van Helden
678-242-2824 or neil.van.helden@ebix.com
Aaron
678-281-2027 or atikkoo@ebix.com